Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Prenetics Global Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

	Future awards under the 2022 Share Incentive Plan (the “2022 Plan”)(2)

Equity	Class A Ordinary Shares	Rule 457(c) and Rule 457(h)	19,775,279	$3.545(5)	$70,103,364.06	$0.0001102	$7,725.39
	Outstanding restricted share units under the 2022 Plan(3)
Equity	Class A Ordinary Shares	Rule 457(c) and Rule 457(h)	29,851,499(4)	$3.545(5)	$105,823,563.96	$0.0001102	$11,661.76

Total Offering Amounts					$175,926,928.02		$19,387.15

Total Fee Offsets							–

Net Fee Due							$19,387.15

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional Class A ordinary shares (the “Class A Shares”) or Class B ordinary shares (the “Class B Shares”, and, collectively with the Class A Shares, the “Ordinary Shares”), as applicable, of Prenetics Global Limited (the “Registrant”) that become issuable under (i) future awards under the Registrant’s Amended and Restated 2022 Share Incentive Plan (the “2022 Plan”), (ii) the currently-outstanding restricted share units (“RSUs”) under the 2022 Plan as referenced in footnote 4 below, in each case, by reason of any share dividend, share split, recapitalization or other similar transactions.

(2)

Represents a total of 19,775,279 Ordinary Shares initially reserved for future issuance under the 2022 Plan, which includes (i) 16,479,399 Ordinary Shares initially reserved under the 2022 Plan, which will be increased on the first day of each calendar year beginning in 2023 and continuing until 2032, in an amount equal to the lesser of (A) three percent (3%) of the total number of shares issued and outstanding on an as-converted fully-diluted basis on the last day of the immediately preceding fiscal year and (B) such number of shares determined by the Registrant’s board of directors (the “Board”), and (ii) 3,295,880 Ordinary Shares initially reserved under the Employee Share Purchase Program that may be implemented by the Committee (as defined in the 2022 Plan) pursuant to the 2022 Plan, which will be increased on the first day of each calendar year beginning in 2023 and continuing until 2032, in an amount equal to the lesser of (A) one percent (1%) of the Company’s fully-diluted share capital on the last day of the immediately preceding calendar year and (B) such number determined by the Committee.

(3)

Represents Ordinary Shares issuable upon settlement of outstanding RSUs awarded in substitution for RSUs that were outstanding immediately prior to the Business Combination (the “Substitute RSUs”). To the extent that any Substitute RSUs expire or are terminated prior to settlement, the shares reserved for issuance pursuant thereto will not become available for issuance under the 2022 Plan.

(4)

Represents (i) 9,860,076 Class A Shares underlying Substitute RSUs and (ii) 19,991,423 Class A Shares issuable upon conversion, on a one-for-one basis, of 19,991,423 Class B Shares underlying Substitute RSUs.

(5)

Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of computing the amount of the registration fee and is equal to $3.545, the average of the high and low prices of the Class A Ordinary Shares as reported on the Nasdaq Stock Market on October 13, 2022.